EXHIBIT 4.5


April 8, 2003

Mr. Anthony Deasey
Executive Vice President
Finance and Administration
Chief Financial Officer
CELSION CORPORATION
10220-I Old Columbia Road
Columbia, MD 21046

Dear Tony:

         This letter will serve as an agreement between Celsion Corporation (the "Company") and Strategic Growth International, Inc. ("SGI") pursuant to which the Company will, on the terms and conditions set forth herein, retain SGI to serve as an investor relations consultant for the Company and SGI will serve in such capacity for the Company.

1.       DUTIES:
         -------

         (a) As an investor relations consultant, SGI will:

             (i) Consult with the management of the Company from time to time, as members of such management reasonably shall request, on investor relations aspects of shareholder communications, arrange and conduct meetings with members of the professional investment community (including, without limitation, securities analysts and the financial press) and investor groups, communicate the Company's corporate message, as the same shall be approved in advance by the Company, to such audiences as the Company shall direct, and enhance the Company's relations with the professional investment community (including, without limitation, securities analysts and the financial press).

             (ii) Assist the Company in developing and implementing a comprehensive Investor Relations Program. The program will be designed to achieve results-oriented goals and objectives.

             (iii) Provide professional staff services as may be reasonably required to help the Company carry out its investor relations programs and objectives under the direction and subject to ultimate control and approval by the Company, including, without limitation, providing services with respect to the following:

                   (1) Developing a coordinated package of financial public relations materials, including PowerPoint, fact sheet, press releases, corporate package, etc.;

                   (2) Reviewing and advising on features and functionality of the Company's website;

                   (3) Immediately introducing the Company to investment business firms with the goal of fulfilling the Company's financial needs;

                   (4) Assisting the Company in increasing the liquidity of the Company's common stock, par value $0.01 per share ("Common Stock"), with the goal of co-ordinating with the Amex Specialist and introducing the Company to professionals in the investment community;

                   (5) Developing and encouraging institutional ownership in the Common Stock;

                   (6) Assisting in initiating research coverage from reputable institutional sales boutiques and small cap research analysts;

                   (7) Creating financial media opportunities for the Company as appropriate;

                   (8) Obtaining invitations for the Company to, and coordinating participation by the Company in, financial industry conferences;

                   (9) Coordinating all day-to-day investor relations activities including, without limitation, press releases, dissemination of information, earnings conference calls, etc.; and

                   (10) Assisting the Company in creating, enhancing and
                        sustaining interest in the Common Stock in European markets.


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

         (b) Anything to the contrary contained herein notwithstanding, SGI shall not have the authority to obligate or commit the Company in any manner whatsoever and shall not hold itself out as having any other relationship with the Company other than as a consultant for the limited purposes set forth herein.

         (c) SGI confirms that it and each of its officers, employees, agents and affiliates will perform investor relations services as outlined above for the Company which shall, at no time necessitate any such officer, employee, agent or affiliate holding licenses and authorizations, including, without limitation, licensure as a broker-dealer, finder, investment adviser or otherwise, under and of the various state and federal securities or "blue sky" laws.

2.       CONFIDENTIALITY; LIMITATION ON LIABILITY
         ----------------------------------------

         (a) Except as required by applicable law, SGI shall keep confidential any and all material non-public information provided to it by or on behalf of the Company, and shall not disclose such information to any third party, other than such of its employees, affiliates, agents and advisors as SGI reasonably determines to have a need to know in order to permit SGI to discharge its obligations hereunder. Notwithstanding the expiration or termination of this Agreement, SGI shall continue to keep confidential any and all material non-public information or data about the Company that it learns during the course of its engagement hereunder.

         (b) The Company shall indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may reasonably and actually incur and which are proximately related to the use, by SGI, of information, representations, reports or data furnished by the Company to the extent that such information, representations, reports or data is furnished or prepared by the Company and its use is specifically approved by the Company in advance of such use. Without limiting the generality of the foregoing, the Company shall have no indemnification obligation, and SGI shall have no right to indemnification, in the event of any losses, claims, damages, expenses or liabilities incurred thereby and which are related to the selective use of any upon information, representations, reports or data furnished or prepared by the Company. SGI shall indemnify and hold harmless the Company from and against all losses, claims, damages, expenses or liabilities which the Company may reasonably and actually incur which are proximately related to use, by SGI, of information, representation reports or data furnished or prepared by the Company other than as expressly permitted by this Section 2(b).


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

3.       OUT-OF-POCKET-EXPENSES
         ----------------------

         The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, meals with the professional investment community, graphic design and printing, postage and long distance telephones calls, made in the performance of its duties under this Agreement; provided, however, that, any expenditure in excess of $250 shall be subject to reimbursement only if approved, in writing in advance, by the Company and provided further that the Company shall be obligated to make reimbursement only upon receipt of documentation reasonably acceptable to it evidencing the expenses for which reimbursement is sought.

4.       RECORDS AND RECORDING-KEEPING
         -----------------------------

         SGI will maintain accurate and complete records of all (a) expenditures made; (b) time expended; and (c) all activities undertaken and contacts made, on behalf of the Company. Without limiting the generality of the foregoing or of
Section 3 hereof, the Company shall seek prior written authorization for any and all projects and operating activities on behalf of the Company.

5.       COMPENSATION AND RELATED MATTERS
         --------------------------------

         (a) Subject to early termination of this Agreement pursuant to Section 7 and to the provisions of Section 8(b) hereof, commencing on April 8, 2003 (the "Commencement Date") and continuing until October 8, 2004, the Company will pay SGI a monthly retainer fee of $10,000.00 (the "Retainer Fee") for services under this Agreement.

         (b) In addition, the Company shall grant SGI warrants (the "Warrants") to purchase up to 850,000 shares of the Company Common Stock (the "Warrant Shares") at an exercise price of $0.44 per share. Such Warrants to purchase 350,000 Warrant Shares (the "Commencement Warrants") shall fully vest on the Commencement Date, and Warrants to purchase 250,000 Warrant Shares (the "Follow-On Warrants") shall vest on each of the nine (9) month anniversary (January 8, 2004) and the fifteen month (15) anniversary (July 8, 2004) of the Commencement Date. Notwithstanding the foregoing and subject to Section 7 and
Section 8(b) hereof, (i) in the event that the Company shall issue notice of its intent to terminate this Agreement pursuant to Section 7 hereof on or after October 1, 2003 but no later than January 8, 2004, then the Follow-On Warrants to purchase 500,000 Warrant Shares shall not vest and all such Follow-On Warrants shall be null and void and the Company shall have no further obligation with respect thereto and (ii) in the event that the Company shall issue notice of its intent to terminate this


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

Agreement on or after January 8, 2004 but no later than July 8, 2004, then the Follow-On Warrants to purchase 250,000 Warrant Shares that otherwise would vest on the fifteen (15) month anniversary of the Commencement Date shall not vest and such Follow-On Warrants shall be null and void and the Company shall have no further obligation with respect thereto. All Warrants shall have a term of five
(5) years from the Commencement Date. The Warrants Shares shall be subject to piggyback registration rights for a period of six (6) years from the Commencement Date, which piggyback registration rights shall be on customary terms and subject to customary conditions and limitations and such Warrant Shares shall be transferable and assignable by SGI, provided that, prior to any such assignment or transfer, and as a condition precedent thereto, SGI shall provide to the Company an opinion of counsel reasonably acceptable to the Company, which opinion shall be in form and substance reasonable acceptable to the Company, to the effect that such assignment or transfer conforms to the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities or "blue sky" laws or is being made pursuant to valid exemptions therefrom. In the event of a stock dividend, stock split or reverse stock split, the number of shares of Common Stock underlying the Warrants shall be adjusted proportionately.

         (c) SGI will not, and will ensure that any permitted transferee of any Warrants or Warrant Shares will not, during the term of this Agreement, or within the thirty (30) day period prior to any exercise of a Warrant (whether or not during the term of this Agreement), sell, offer to sell, solicit offers to buy, dispose of, loan, pledge, or grant any right with respect to (such acts being referred to collectively as a "Disposition") any Common Stock of the Company, nor will SGI engage, or permit any permitted transferee to engage, in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of Common Stock of the Company by the SGI, such permitted transferee or any other person or entity. Such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock of the Company or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company. Anything herein to the contrary notwithstanding, any Disposition by SGI or any permitted transferee shall comply in all respects with the requirements and limitations imposed by the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.


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

6.       TERMS OF PAYMENT
         ----------------

         SGI shall bill monthly, in advance, for the Retainer Fee due pursuant to Section 4(a) hereof. Expenses, together with supporting documentation therefor, shall be billed in the calendar month following the month in which such expenses are incurred. Billed amounts shall be due within ten (10) days following receipt of the invoice with respect thereto.

7.       TERM AND TERMINATION

         The term of this Agreement shall commence on the date hereof and shall continue for a period of eighteen (18) months thereafter. Notwithstanding the foregoing, from and after October 1, 2003, the Company has the right to terminate this Agreement upon ninety (90) days prior written notice to SGI, subject to the provisions of Section 5(b) hereof, concerning vesting and cancellation of Follow-On Warrants.

8.       OTHER TERMS OF THE AGREEMENT
         ----------------------------

         (a) Any notice or other communication between parties hereto shall be sufficiently given if delivered by hand, sent by certified or registered mail, postage prepaid or by reputable overnight delivery service, or faxed and confirmed, if to the Company, addressed to it at Celsion Corporation, 10220-I Columbia Road, Columbia, MD 21046, or if to SGI, addressed to it at Strategic Growth International, Inc. 150 East 52nd Street, 22nd Floor, New York, New York 10022. Such notice or other communication shall be deemed to be given, if delivered by hand or sent by facsimile, on the day of such delivery or facsimile transmission, if sent by overnight delivery service, on the business day next succeeding the date of dispatch and, if sent by certified or registered mail, on the fifth (5th) business day following the date of dispatch.

         (b) If SGI shall cease to do business, the provisions hereof relating to duties thereof and compensation thereof by the Company shall thereupon cease to be in effect, except for the Company's obligation of payment for services rendered prior thereto. Without limiting the generality of the foregoing, upon such a cessation of business, any Warrants not yet vested shall be null and void and the Company shall have no further obligation with respect thereto.

         (c) This Agreement and the rights of either party hereunder may not be assigned, including without limitation assignments by operation of law or otherwise, without the written consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted assigns.


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

         (d) This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of laws thereof.

         (e) Nothing contained in this Agreement shall be construed to constitute or render SGI as a partner, employee or agent of the Company, it being intended that SGI is, and shall remain, an independent contractor.

         (f) This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

         (g) In the event that any one or more of the provisions contained in this Agreement, or the application thereof to any person(s) or in any circumstance(s), shall, for any reason, be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such court shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable provision(s) and to enforce such substituted provision(s) or, if such substitution or limitation is not possible, to deem such provision(s) to be deleted from this Agreement as if never included herein. Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the provisions contained herein shall not affect the validity of any other provision of this Agreement.

         (h) None of the terms of this Agreement shall be deemed to be waived or modified except by an express agreement in writing signed by each of the parties hereto. The failure of either party at any time to require performance by the other party of any provision hereof shall, in no way, affect the full right to require such performance at any time thereafter and the waiver by either party of a breach of any provision hereof shall not be deemed or to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         (i) As the context requires, any word used herein in the singular shall extend to and include the plural, any word used herein in the plural shall extend to and include the singular, and any word used in either gender or in the neuter shall extend to and include the other gender or be neutral.


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

         (j) The headings contained in this Agreement are for convenience of reference of the parties only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         (k) This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by all of the parties.

         (l) This Agreement embodies the entire agreement and understanding between the Company and SGI with respect to the subject matter hereof and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to such subject matter.

                                    * * * * *


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

         Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.

AGREED TO AND ACCEPTED BY:


ATTEST:                                         STRATEGIC GROWTH INTERNATIONAL,


                                                By: /s/ Richard C. Cooper
------------------------------------               --------------------------
                  [SEAL]                        Print Name: Richard C. Cooper
                                                            -----------------
                                                Title: Chairman
                                                       ----------------------



ATTEST:                                         CELSION CORPORATION


                                                By: /s/Anthony P. Deasey
-------------------------------------              ----------------------------
                   [SEAL]                       Print Name: Anthony P. Deasey
                                                            -------------------
                                                Title: Executive Vice President
                                                       ------------------------


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